NEWS RELEASE

              First Chester County Corporation Reports Earnings for
                               Third Quarter 2007

     West Chester, PA. - October 29, 2007 - First Chester County Corporation (OTC: FCEC), parent company of First National Bank of Chester County (the "Bank"), announced third quarter net income of $2.78 million for the three-months ended September 30, 2007 compared to $1.86 million for the three-months ended September 30, 2006. Basic earnings per share for the three months ended September 30, 2007 and September 30, 2006 was $0.54 and $0.36, respectively. Diluted earnings per share for the three months ended September 30, 2007 and September 30, 2006 was $0.53 and $0.35, respectively. Net income for the nine months ended September 30, 2007 was $5.93 million as compared to $5.78 million during the same period in 2006. Basic earnings per share for the nine months ended September 30, 2007 and 2006 was $1.15 and $1.12, respectively. Diluted earnings per share for the nine months ended September 30, 2007 and 2006 was $1.14 and $1.10, respectively.

     The increase in net income for the three and nine months ended September 30, 2007 compared to the same periods in 2006, was primarily the result of an increase in non-interest income, partially offset by a decrease in net interest income combined with an increase in non-interest expense. Included in these results is the impact from several significant events that occurred during the nine months ended September 30, 2007. In the third quarter of 2007, the Bank recorded a gain related to the sale of facilities. In the second quarter, the Bank recorded a gain related to the sale of a loan that had been on non-accrual status and also recognized a charge related to the accelerated amortization of issuance costs related to the early redemption of debentures.


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     "We  completed the next phase of our  facilities  strategy with the sale of the Swope building in the third quarter of 2007. This sale complements the purchase of the 1 North High Street acquisition completed in the second quarter of 2007. The building will continue to bear the name of Charles E. Swope, the Bank's long-time CEO and chairman," said John A. Featherman, III, First National's Chairman and CEO.

     The increase in non-interest income for the three and nine months ended September 30, 2007 was primarily due to a $1.39 million pre-tax gain recorded in the third quarter of 2007, related to the sale of facilities. The after-tax impact to net income from this gain was $915 thousand. The increase for the three and nine months ended September 30, 2007 was also attributable to higher Wealth Management revenue combined with higher service fee income on deposit accounts. The increase in non-interest income for the nine months ended September 30, 2007 was also caused by a $225 thousand pre-tax gain recorded in the second quarter of 2007 related to the sale of the $5.9 million loan that was previously mentioned.

     During the three and nine months ended September 30, 2007, interest expense increased, when compared to the same periods in 2006, due to growth in interest-bearing deposit balances combined with an overall rise in the cost of funds and a shift in the deposit mix to higher cost deposits. Deposits grew 3.9% or $27.7 million from $715.6 million at September 30, 2006 to $743.2 million at September 30, 2007. The increase in interest expense for the nine months ended September 30, 2007 was also due to a $161 thousand charge to interest expense recorded in the second quarter of 2007. The charge was for accelerated amortization of issuance costs related to the July 2007 early redemption of $5.2 million of debentures that were issued by First Chester County Corporation.

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     The  increase in interest  expense  during the three and nine months  ended
September 30, 2007 was partially offset by an increase in interest income. Interest income for the three and nine months ended September 30, 2007 benefited from continued growth in the loan portfolio and from increases in interest rates on the variable portion of our loan portfolio. Gross loans and leases grew 5.9% or $40.1 million from $679.4 million at September 30, 2006, to $719.5 million at September 30, 2007. Interest income for the nine months ended September 30, 2007 also includes the recognition of $282 thousand of income related to the sale of a $5.9 million loan that had been on non-accrual status.

     The increase in non-interest expense for the three and nine months ended September 30, 2007 was primarily due to higher salaries and employee benefits expense, mainly due to a higher average employee headcount; specifically, staffing for new branches as well as new key employees in the Wealth Management Division, commercial lending and leasing areas.

     Total assets increased $51.7 million or 5.9% from December 31, 2006 and total deposits increased $18.6 million or 2.6% for the same period. Gross loans and leases increased $25.2 million or 3.6% for the nine month period ended September 30, 2007 from December 31, 2006.

     Management's determination of the appropriate amount to record as a provision for loan and lease losses follows an evaluation of the adequacy of the Corporation's allowance for loan and lease losses and the quality of the Corporation's loan and lease portfolio. Accordingly, the Corporation has not recorded a provision for loan and lease losses since the first quarter of 2006. The allowance for loan and lease losses as a percentage of loans at September 30, 2007 was 1.12% compared to 1.18% and 1.20% at December 31, 2006 and September 30, 2006, respectively. The percentage of non-accrual loans to gross loans was 0.13% at September 30, 2007 as compared to 1.05% and 1.26% at December 31, 2006 and September 30, 2006, respectively. The decline in the non-accrual loans to gross loans percentage is due to a decline in the overall non-accrual loan balance which decreased $6.3 million from $7.3 million at December 31, 2006

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to $986 thousand at September  30, 2007.  The decline was mainly due to the sale of the $5.9 million non-accrual loan previously mentioned. The loan had been on non-accrual status since November 2004.

     "During these challenging times, it is particularly reassuring that we did not need to add to the allowance for loan and lease losses for the sixth consecutive quarter. The credit quality of our portfolio is evident from our non-accrual loans to gross loans percentage of 0.13%," said Kevin C. Quinn, First National's President.


     The First National Bank of Chester County is the largest independent national bank headquartered in Chester County and provides quality financial services to individuals, businesses, governmental entities, nonprofit organizations, and community service groups.

        Please refer to the attached financial data for further details.


     This release may contain  forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on current intentions and expectations. However, because such statements pertain to future events and circumstances, any of the statements could prove to be inaccurate. Therefore, there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Additional information that could cause future events to vary materially from the results anticipated may be found in the Corporation's most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Furthermore, the Corporation disclaims any obligation or intent to update any such factors or forward-looking statements in light of future events and developments. First Chester County Corporation has 5,162,618 shares outstanding and is traded in the over-the-counter market under the symbol of "FCEC." For more information, please contact the Bank's Shareholder Relations Department at 484-881-4141 or visit our interactive website at www.1nbank.com.


See attached data schedule for additional information.

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                        First Chester County Corporation
                       SELECTED FINANCIAL DATA (unaudited)


(Dollars in thousands, except per share data)


SELECTED FINANCIAL DATA                        SEPTEMBER 30,        December 31,
-----------------------
                                            2007          2006          2006
                                          -----------------------   ------------

Total assets                               $923,837     $862,651      $872,094
Gross loans and leases                      719,530      679,399       694,343
Allowance for loan & lease losses             8,041        8,174         8,186
Total investment securities                  92,640      101,638        88,714
Deposits                                    743,221      715,569       724,668
Shareholders equity                          66,232       63,577        63,262
Average assets                              906,183      868,309       857,213
Average equity                               64,676       62,473        61,904
Non-accrual loans                               986        8,559         7,289

Financial Management Services
  Assets under management & custody *       594,883      544,643       562,952



STATEMENT OF INCOME                             THREE MONTHS ENDED SEPTEMBER 30,      NINE MONTHS ENDED SEPTEMBER 30,
-------------------
                                                        2007            2006             2007             2006
                                                --------------------------------     --------------------------------

Interest income                                     $  14,381        $ 13,473         $  42,226        $  38,796
Interest expense                                        6,390           5,422            18,582           14,447
                                                       ------          ------            ------           ------

Net interest income                                     7,991           8,051            23,644           24,349

Provision for loan and lease losses                         -               -                 -                3
                                                           --              --                --                -

     Net interest income after
       provision for loan and lease losses              7,991           8,051            23,644           24,346

        Wealth Management                                 865             836             2,714            2,545
        Service charges on deposit accounts               595             530             1,703            1,489
        Investment securities gains (losses), net           -               -                 2             (80)
        Operating lease rental income                     326             292               949              838
        Gain on the sale of fixed assets and OREO       1,376               -             1,376               19
        Gain on the sale of loans                         118              95               537              261
        Other                                             610             576             1,800            1,799
                                                        -----           -----            ------            -----

        Non-interest income                             3,890           2,329             9,081            6,871
                                                        -----           -----            ------            -----

        Salaries and employee benefits                  4,755           4,284            14,348           12,810
        Occupancy, equipment, and data processing       1,243           1,322             3,876            4,082
        Depreciation expense on operating leases          269             240               789              713
        Bank shares tax                                   160             139               481              566
        Professional services                             429             515             1,425            1,418
        Marketing                                         178             222               707              593
        Other                                           1,040             980             2,879            2,880
                                                        -----           -----            ------           ------

        Non-interest expense                            8,074           7,702            24,505           23,062
                                                        -----           -----            ------           ------

Income before income taxes                              3,807           2,678             8,220            8,155
                                                        -----           -----             -----            -----

Income Taxes                                            1,030             822             2,288            2,371
                                                        -----             ---             -----            -----

Net Income                                           $  2,777        $  1,856         $   5,932        $   5,784
                                                     ========        ========         =========        =========


PER SHARE DATA

Net income per share (Basic)                         $    0.54       $    0.36        $    1.15        $    1.12
Net income per share (Diluted)                       $    0.53       $    0.35        $    1.14        $    1.10
Cash divided declared                                $  0.1350       $  0.1350        $  0.4050        $  0.4050
Book value                                           $   12.83       $   12.27        $   12.83        $   12.27
Average bid/ask                                      $   18.55       $   21.83        $   18.55        $   21.83
Basic weighted average shares                        5,165,735       5,175,519        5,159,868        5,152,905
Diluted weighted average shares                      5,221,167       5,263,900        5,221,959        5,244,369

* These assets are managed by the Wealth Management Division of the Bank and are not assets of the Bank or the Corporation.


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